EXHIBIT 99.1
               TRANSNET REPORTS FISCAL 2004 FIRST QUARTER PROFITS

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY -November 12, 2003 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, today reported revenue of $9,634,231 and earnings of $33,990, or $0.01 per share, for the first quarter of fiscal 2004, ended September 30, 2003. This compares to $9,848,432 in revenue and $37,909, or $0.01 per share, in earnings for the same period last year.

Steven J. Wilk, President, said, "We are pleased to report a return to profitability for the September quarter despite a challenging economic climate that was further impacted by the blackout in August. While we reported a 2% decrease in overall revenue for the quarter, virtually all of this decrease is attributable to a decrease in hardware business as a result of the blackout and other delays associated with the economy. Service and support revenues remained unchanged, which we believe to be result of the high quality of services offered to our clients. In addition, we note a 10% decrease in selling, general and administrative expenses as we continue to do an excellent job in monitoring internal controls.

"We are cautiously optimistic regarding an increase in IT spending by end-users in the commercial, educational and governmental marketplaces, an optimism also voiced by other larger organizations. We presently have outstanding quotes with clients that at a level that exceeds any during the past two years. In addition, we believe that TransNet is better positioned than our competitors because we have continued to invest in attaining and maintaining the highest levels of expertise in certain technologies and partnerships that we believe are dominant issues with our clients.

"We continue to be well equipped to assist clients in major cost reductions in the area of IP Telephony, which allows small, medium, and large clients to implement high-speed data and voice infrastructures over one common network. We are proud to have recently been awarded "best in class solution provider" by one of the largest manufacturers of IP Telephony equipment. Further, during the past year we have installed over three million dollars of IP Telephony equipment - an 85% increase over the previous year. The profit margins realized in this area are typically significantly higher than in PC support areas.

"In addition, we have invested in our subcontract group known as "SubNet" that allows our larger industry partners to "subcontract" our resources for a fee. We are already a primary subcontractor for one of the largest PC and printer manufacturers in the world. Also, we have recently been rated "best in class" by this manufacturer and are confident that we can enhance our relationship.

"In closing, while we are cautiously optimistic regarding an increase in IT spending, we believe this increase may only be visible in certain new areas relating to hardware. We believe TransNet is well positioned to take advantage of these new opportunities. We believe our most important goal, both short and long-term, for our shareholders is to enhance shareholder value. Accordingly, we remain committed to monitor and reduce our expenses until a return to real revenue growth is within sight, and to remain focused in this industry."

ABOUT TRANSNET

TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE  IMPACT  OF  ECONOMIC   CONDITIONS   GENERALLY   AND  IN  THE  INDUSTRY  FOR
MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                (table attached)

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                           Three Months Ended
                                                              September 30,
                                                            2003         2002
                                                         ----------   ----------

Revenues                                                 $9,634,231   $9,848,432
Pre-Tax Earnings                                             33,990       62,833
Provision for Income Tax                                         --       24,924
Earnings                                                     33,990       37,909
Basic Net Income Per Common Share                              0.01         0.01
Diluted Net Income Per Common Share                            0.01         0.01
Weighted Average Common Shares Outstanding:  Basic        4,774,804    4,774,804
Weighted Average Common Shares Outstanding:  Diluted      4,899,569    4,849,813

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